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                   CASINOVATIONS INCORPORATED


Thursday, August 19, 1999


Dear Stockholders:

     Please find the enclosed Quarterly Report on Form 10-QSB, recently filed with the Securities and Exchange Commission on August 31, 1999. The financial information and management discussion contained in the Form 10-QSB will give you a current update on our Company.

     A SPECIAL NOTE - Last week we finally received approval for installation of the SecureDrop(TM) products subject to field trials by the State of Nevada Gaming Control Board. Specifically, the SecureDrop(TM) 2000 System is approved for sale, and the SecureDrop(TM) 3000 and Secure Mobile Count System are approved for sale subject to a 30-day field trial in Nevada. We expect customer installations to begin within the next 30 days.

     A topic of discussion among many of you and our management is the issue of Casinovations common stock and its trading opportunities. As discussed in my previous letter and in the enclosed Form 10-QSB, we have had opportunities to pursue relationships with market makers who, in our opinion, do not have the strength or quality to help us achieve our goals for the Company and our stockholders. Therefore, we have continued the process of putting several things in place, such as the recent private investment of $5.2 million in our Company and the SecureDrop(TM) approvals, to improve the financial condition of our Company and to allow us to continue to execute our business strategy.

     In September, the World Gaming Show brings casino operators from all over the world to Las Vegas to view various gaming products available to the industry. In addition, securities firms, investment bankers, market makers and investors in the gaming industry will also attend. Our focus has been to prepare the best presentation at this renowned trade show, and to establish the best possible relationships for our Company and stockholders.

     Enclosed you will find an artist's rendering of the Casinovations booth and display for the World Gaming Show. We have also provided you with a pass in hopes that you will take the opportunity to visit our booth at the show and our management team. Following the World Gaming Show, we plan to provide you with a further update regarding the trading opportunities for Casinovations common stock. As we have previously said, the delays that have occurred in the trading of our stock are merely incidental to locating the appropriate market makers who will reflect positively on the Company and its common stock.


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PAGE TWO
Stockholder Letter dated August 18, 1999

      We hope you find the enclosed informative and we look forward to seeing you at the World Gaming Show.

Sincerely,


/s/ Steven J. Blad
Steven J. Blad
President and Chief Execute Officer



THIS LETTER CONTAINS STATEMENTS THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE
SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED, SUCH AS STATEMENTS RELATING TO THE CONTINUED DEVELOPMENT OF THE COMPANY'S PRODUCTS, FUTURE SALES OF THE COMPANY'S PRODUCTS, MARKET MAKER ACTIVITIES AND
OTHER STATEMENTS REGARDING EVENTS OR CONDITIONS WHICH HAVE NOT YET TAKEN PLACE. SUCH FORWARD-LOOKING INFORMATION INVOLVES IMPORTANT RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT ANTICIPATED RESULTS IN THE FUTURE AND, ACCORDINGLY, SUCH RESULTS MAY DIFFER FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE HEREIN.